Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF ADDITIONAL SHARES OF AIG COMMON STOCK, DECLARES COMMON STOCK DIVIDEND

NEW YORK, February 14, 2017 – American International Group, Inc. (NYSE: AIG) today announced the following actions taken by its Board of Directors:

•	Authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $3.5 billion. During 2016, AIG repurchased approximately $11.5 billion of AIG Common Stock and $309 million in warrants to purchase shares of AIG Common Stock (the “Warrants”), pursuant to prior authorizations from the Board of Directors. AIG repurchased an additional approximately $1.2 billion of AIG Common Stock through February 14, 2017. AIG’s aggregate remaining share repurchase authorization, inclusive of today’s announced $3.5 billion authorization, is approximately $4.7 billion. Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic repurchase transactions, or otherwise (including through the purchase of warrants).

•	Declared a quarterly dividend of $0.32 per share on AIG Common Stock, par value $2.50 per share. The dividend is payable on March 29, 2017, to stockholders of record at the close of business on March 15, 2017.

“We are pleased to increase AIG’s share repurchase authorization by $3.5 billion and declare a quarterly dividend,” said Douglas M. Steenland, Chairman of the Board of Directors of AIG. “In 2016, the company returned $13.1 billion to shareholders, including share and warrant repurchases and dividends paid. AIG’s Management and Board of Directors remain focused on growing AIG’s intrinsic value.”

This dividend will result in an adjustment to the exercise price of the outstanding Warrants (CUSIP number 026874156) and an adjustment to the number of shares of AIG Common Stock receivable upon Warrant exercise. The exact adjustments, determined by a formula set forth in the Warrant Agreement, will become calculable on or around March 10, 2017, the day prior to the ex-dividend date. Once the adjustments are determined, AIG will announce the actual adjustment to the Warrant exercise price and shares receivable. Further information on the Warrants and the adjustments is available in the Investor Relations section of AIG’s website.

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.